Exhibit 10.11

PERSONAL AND CONFIDENTIAL

October 5, 2016

Keith Andrews

5985 Baxter Cresc

LaSalle, ON

N9H 2N9

Dear Keith:

This is to confirm that the equity program was recently reviewed and updated. You are eligible to participate in this equity program in accordance with the terms set out in the attached Schedule “A” to this letter. The Equity Program does not form part of your Base Salary.

All other terms and conditions from your Employment Agreement dated June 26, 2014 will remain in force and effect except as modified by this letter.

Yours truly,

Tony Santo

Chief Executive Officer

Encl.     Schedule A

Oct 27, 2016

SCHEDULE A

Equity Program: Keith Andrews

This document sets forth the terms of the equity program of Gateway Casinos & Entertainment Limited (“Gateway” or the “Company”) as they are applicable to you.

As an Incentive for you to assist in creating value in the Company, subject to the terms hereof, if a Liquidity Event (as defined below) occurs during the Equity Participation Term (as defined below), you will be entitled to receive consideration (the “Equity Participation”) equal to 0.33% of the consideration received by the existing holders immediately prior to any Liquidity Event (the “Existing Shareholders”) of the Company Shares (as defined below) that are subject to such Liquidity Event on the following basis.

Equity Participation Formula

The Equity Participation (“EP”) will be calculated as follows:

Going Public Transaction: EP = X x 0.0033 (expressed as a number of Company Shares)

Disposition: EP = (Y1 x Y2) x 0.0033 (expressed as a number of Company Shares)*

Dividend Payment or Sale of Company: EP = (X x Z) x 0.0033 (expressed as a dollar value)

where:

X = the total number of Company Shares subject to a Liquidity Event;

Y1 = the percentage of the total number of Company Shares owned by the Principal Shareholder as at the date hereof which are subject to the Disposition;

Y2 = the total number of Company Shares outstanding (including any Company Shares not subject to the Disposition); and

Z = the consideration received (in whatever form) per Company Share pursuant to the Liquidity Event.

*Upon a Disposition resulting in the Principal Shareholder owning less than 10% of the Company Shares owned by the Principal Shareholder as at the date hereof, you will be entitled to receive the remaining portion of your total Equity Participation.

The Company shall pay the Equity Participation to you, less any required statutory deductions. The Equity Participation will only be settled in shares issued from treasury and will not be paid in cash.

Illustration of Calculations

For example:

(a) If the Company Shares sold by the Existing Shareholders pursuant to a Going Public Transaction represent 30% of the Company’s shares qualified for sale (and sold) pursuant to the prospectus filed in connection with the Going Public Transaction, (i) the Equity Participation (expressed as a number of Company Shares) shall be equal to 0.33% of the Company Shares so sold, and (ii) the Equity Participation shall be satisfied through the delivery to you, promptly after the completion date of the Liquidity Event, of the appropriate number of common shares of Gateway.

For illustration purposes only, if Gateway completes a Going Public Transaction where Company Shares sold by the Existing Shareholders equal 10,000,000 Company Shares:

EP	= X x 0.0033
= 10,000,000 x 0.0033
= 33,000 Company Shares

(b) If, after a Going Public Transaction, the Company Shares sold by the Principal Shareholder pursuant to a Disposition represent 10,000,000 of the 30,000,000 Company Shares owned by the Principal Shareholder and 40,000,000 Company Shares are outstanding, (i) the Equity Participation (expressed as a number of Company Shares) shall be equal to 0.33% of the product of (A) the percentage of the total number of Company Shares owned by the Principal Shareholder as at the date hereof which are subject to the Disposition, and (B) the total number of Company Shares outstanding, and (ii) the Equity Participation shall be satisfied through the delivery to you, promptly after the completion date of the Disposition, of the appropriate number of common shares or entitlements thereto. For greater certainty, the percentage of Company Shares owned by the selling Principal Shareholder, referenced immediately above in (b)(i)(A), shall not take into account any common shares of Gateway acquired by such Principal Shareholder after the date hereof.

For illustration purposes only, if, after a Going Public Transaction, the Principal Shareholder completes a secondary public offering of an aggregate of 10,000,000 of the 30,000,000 Company Shares owned by the Principal Shareholder and 40,000,000 Company Shares are outstanding:

EP	= (Y1 x Y2) x 0.0033
= (33.3% x 40,000,000) x 0.0033
= 44,000 Company Shares

(c) If the Company Shares being acquired by a person(s) that is not a Related Party(ies) pursuant to a Liquidity Event represent 100% of the then outstanding Company Shares, (i) the Equity Participation (expressed as a dollar value) will be equal to 0.33% of the consideration received for all of those Company Shares, and (ii) the Equity Participation shall be satisfied through the delivery to you, immediately prior to, and conditional on, the completion of the Liquidity Event, of the appropriate number of Company Shares.

For illustration purposes only, if 40,000,000 Company Shares are acquired by a person pursuant to a plan of arrangement for consideration of $10 per Company Share:

EP	= (X x Z) x 0.0033
= (40,000,000 x $10) x 0.0033
= $1,320,000 of Company Shares

Definitions

For purposes of the equity program, the following terms shall have the following meanings:

(a) “Board” means the board of directors of the Company;

(b) “Company Shares” means, collectively, (i) the 39,356,817 common shares of the Company outstanding as of the date hereof, and (ii) such other shares issued from treasury by the Company that the Board determines, acting reasonably, should be considered to be “Company Shares” for the purposes of this Agreement; provided, however, that unless otherwise determined by the Board in its sole discretion, any common shares issued from treasury in connection with a Going Public Transaction shall not constitute “Company Shares” for the purposes of this document;

(c) “Disposition” means, after the completion a Going Public Transaction, any disposition, sale or transfer of Company Shares by the Principal Shareholder including, but not limited to, the sale of Company Shares through: (i) a secondary public offering; (ii) a private agreement; or (iii) the facilities of a Recognized Exchange or any other stock exchange on which the Company Shares may be listed from time to time;

(d) “Dividend Payment” means the declaration and payment of a dividend to the holders of the Company Shares, other than the declaration and payment of a periodic dividend pursuant to a dividend policy adopted by the Company, it being understood that the Board will also review its short term incentive program in connection with its adoption of a dividend policy in order to incentivize and align the interests of the executives with the shareholders;

(e) “Equity Participation Term” means the period commencing on the Start Date and ending on: (i) the Termination Date in respect of the termination of your employment for any reason other than termination by the Company without just cause; and (ii) six months following the Termination Date in respect of the termination of your employment by the Company without just cause;

(f) “Going Public Transaction” means the completion of an initial or secondary public offering of Company Shares by the Existing Shareholders following the issuance of a receipt by the applicable securities regulator for a final prospectus in connection with such public offering; provided, however, that upon completion of the public offering, the shares of the Company (including such Company Shares) are posted for trading on a Recognized Exchange. For greater certainty, a Going Public Transaction for the purposes of this document shall not include a treasury issuance of the Company’s shares;

(g) “Liquidity Event” means the occurrence of any one or more of the following events or circumstances: (i) a Going Public Transaction; (ii) a Disposition; (iii) a Dividend Payment; and (iv)(A) the acquisition of all of the issued and outstanding common shares of the Company by a person (other than a Related Party) pursuant to a take-over, amalgamation, plan of arrangement or other business combination, or (B) the sale of all or substantially all of the assets of the Company to a person (other than a Related Party), that results in the Existing Shareholders receiving in exchange for their Company Shares, consideration consisting of entirely or a combination of (1) cash or (2) securities of the acquiring person (or an affiliate of such person); provided, however, that, unless determined otherwise by the Board in its sole discretion, a “Liquidity Event” shall not include a reverse take-over or similar transaction (regardless of whether such transaction is implemented pursuant to an arrangement, amalgamation or other structure), it being agreed by you and the Company that a reverse takeover is not generally the type of transaction contemplated to give rise to the realization of new value for the Company Shares as contemplated herein, and should not generally result in Equity Participation rights;

(h) “Principal Shareholder” means The Catalyst Capital Group Inc. and its affiliates;

(i) “Recognized Exchange” means the Toronto Stock Exchange, TSX Venture Exchange, London Stock Exchange, New York Stock Exchange, NYSE Amex Equities and the NASDAQ stock market or any successors thereto, and any other stock exchange that the Company and its financial advisor may agree, in writing, should constitute a recognized exchange for the purposes of this Agreement;

(j) “Related Party” means:

i. any person who is a holder of Company Shares as of the date of this Agreement and any shareholder, officer, director, partner or employee of such person;

ii. any employee or group of employees of the Company;

iii. a trustee or other fiduciary holding Company Shares under an employee benefit plan of the Company; or

iv. a corporation owned directly or indirectly by the holders of Company Shares in substantially the same proportion as their ownership of Company Shares;

(k) “Start Date” means the date you commence to actively perform services for the Company under your employment agreement; and

(l) “Termination Date” means the date on which your employment is terminated and you cease to actively perform services for the Company and, for greater certainty, shall not include any reasonable notice period following the termination of your employment, nor any period in respect of which you are eligible for or in receipt of severance pay.

All of your entitlements and rights to Equity Participation shall terminate at the end of the Equity Participation Term.

If you have any further questions or concerns, please do not hesitate to contact the undersigned.

Date:	10/3/16

Authorized Signature:

Title of Authorized Signatory:	CEO